Exhibit 10.1

August 21, 2012

Leif Petersen
4524 Whitehall Cove
Austin, TX 78730

Dear Leif:

We are pleased to offer you the following position with Accelrys, Inc. (the “Company”). It is our hope that you will become a part of our exciting and innovative organization and the following will confirm the terms of our offer of employment to you:

Position/Location: You will assume the position of Accelrys’ Senior Vice President of Marketing, Corporate Development & Strategy reporting to the Company’s Chief Executive Officer, Max Carnecchia. This position is based in our San Diego headquarters and will require your relocation to the San Diego area.

Compensation: Your compensation in the above position will include an annual base salary of $285,000.00, less applicable withholdings, paid during the Company’s regular payroll periods. In addition, you will be eligible to participate in our Management Incentive Plan (the “Plan”) designed to allow you to earn up to an additional 50% at plan of your annual base salary in incentive compensation upon achievement of corporate performance objectives as determined by the Board. For calendar year 2012, your bonus will be pro-rated for the number of months during the year which you were employed by the Company.

In addition, should you receive a FY12 incentive bonus payout from Siemens of less than $130,000 resulting from your leaving your employment with Siemens prior to the date on which the payment is paid, Accelrys will guarantee a one-time payment to you in an amount not to exceed $70,000 to bridge the gap up to $130,000. This amount will be inclusive of any pro-rata bonus amount you would have otherwise earned as a Q4 participant in Accelrys’ Management Incentive Plan. Should the FY12 incentive bonus payout from Siemens be $130,000 or greater you will receive a payment against Accelrys’ Management Incentive Plan based on our standard results calculation and upon approval of our Board of Directors following the close of the calendar year.

Benefits: You will be eligible to participate in our comprehensive employee benefits package, including health, disability and life insurance; participation in our company-matched 401(k) retirement savings plan; and vacation benefits. You will also be eligible for any other benefits provided to our senior executives including enhanced life and long term disability insurance benefits. Please see the following link for a comprehensive overview of our benefits: http://accelrys.gethrinfo.net/Default.aspx

Equity Award: On your behalf, we have recommended to the Human Resources Committee of the Board of Directors (“Committee”) that you receive a non-qualified option to purchase 100,000 shares of common stock. The stock option will be priced as of the date of your commencement of employment (the “Vesting Commencement Date”) and shall vest as follows: ¼ of the stock underlying the option shall vest on the one year anniversary of the Vesting Commencement Date and 1/48th of the stock underlying the option shall vest monthly thereafter so that the option shall be fully vested four years from the Vesting Commencement Date. In addition, the Committee also approved that you be awarded 50,000 restricted stock units. 1/3 of the stock underlying the units will vest upon the first anniversary of your vesting commencement date; another 1/3 will vest on the second anniversary of your vesting commencement date and the final 1/3 will vest on the third anniversary of your vesting commencement date. All equity awards contemplated by this paragraph will be issued pursuant to the Company’s 2011 Stock Incentive Plan.

Exhibit 10.1

Accelrys reviews all executives after the close of each calendar year. Among other matters, it considers the award of additional equity, based on performance and other factors as determined by the Committee. You will be eligible for review under this program, with any recommendation subject to the approval of the Committee at its discretion.

As you will be a Section 16 Officer of the Company, our Stock Administrator will contact you prior to commencement of your employment to obtain required information in order to complete applicable SEC filings.

Relocation Terms: Accelrys, Inc. will agree to pay for reasonable and customary expenses associated with your relocation to the San Diego area, up to a maximum of $150,000, upon your acceptance of this offer and commencement of your employment with us, provided that such expenses are incurred and relocation completed within 12 months of commencement of employment. Relocation expenses must be approved in advance and can include but not be limited to the following items:

▪	The packing and moving of your household goods.

▪	Temporary living expenses.

▪	Travel costs associated with your personal move to San Diego.

▪	Closing costs associated with the sale of your existing home and purchase of a home in San Diego.

Please note that should you voluntarily terminate your employment with the company prior to 2 years from the date of your relocation to San Diego, as defined by final payment of relocation related expenses, you must repay to the company all monies paid to you or on your behalf in conjunction with your relocation.

Additional Terms: Your employment with the Company is "at-will" and may be terminated by either you or the Company at any time for any reason or for no reason. In the event that your employment is involuntarily terminated by the Company for any reason but without Cause (as defined below) you will be given the opportunity to receive an amount equaling one twelfth of your annual base salary in effect as of the effective date of termination for a period of six months after the effective date of termination. “Cause" shall be determined by the Company's Human Resources Committee at its reasonable discretion and includes (1) the material failure to faithfully and professionally carry out your duties which could result in material damage to the Company; (2) dishonesty (which shall include without limitation any unauthorized use or misappropriation of the Company's assets), or other willful misconduct, if such dishonesty or other willful misconduct materially injures the business of the Company (3) conviction of a felony or any other crime involving moral turpitude, whether or not relating to employment; (4) insobriety or use of drugs, chemicals or controlled substances which affects your job performance; (5) failure to comply with lawful, written direction of the Company or the Board of Directors; (6) any wanton or willful dereliction of duties that damages the Company; or (7) the failure to establish your principal residence in the San Diego area. You will be given a 10-day notice that specifies the ground(s) for the Cause termination and an opportunity to cure the grounds for termination. No cure period need be given for grounds which have reoccurred or which, in the Company's opinion are not curable. lf the Company deems the ground(s) for termination not curable, it shall so notify you in the notice.

Your employment is subject to your submission of an I-9 form, to satisfactory completion of Accelrys’ reference and background check and satisfactory documentation with respect to your identification, and right to work in the United States.

Confidentiality: As with all our employees, you will be required to execute and be bound by the Company's Invention and Non-Disclosure Agreement which you will find enclosed for your review and execution prior to your commencement of employment with the Company.

Exhibit 10.1

Proposed Start Date: We would appreciate your acceptance of our offer by execution of the accompanying employment and confidentiality/invention assignment agreements with an agreed start date to be mutually determined but expected to be on or about October 1, 2012.

I look forward to your joining the Accelrys, Inc. team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys Inc.

By:	/s/ Judith Ohrn Hicks
Judith Ohrn Hicks
Senior Vice President, Human Resources

Accepted: /s/Leif Petersen

Date: 08.25/2012

Proposed Start Date: 10.01.2012